UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

HEALTHY CHOICE WELLNESS CORP.

 (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROXY SUPPLEMENT

SUPPLEMENTAL INFORMATION REGARDING

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 27, 2026

Healthy Choice Wellness Corp. (the “Company”) is filing this supplement to update information contained in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 6, 2026 (the “Proxy Statement”), and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the Company’s board of directors (the “Board”) for the special meeting of stockholders to be held virtually on August 27, 2026 at 9:00 a.m., Eastern Time (the “Special Meeting”), or any adjournment or postponement thereof.

As previously announced, on May 27, 2026, the Company entered into an Agreement and Plan of Merger by and among the Company, Healthy Choice Wellness II Corp. (“Merger Sub”), its wholly owned subsidiary, and Host Digital Infrastructure LLC (“Host Digital”), providing for the merger of Merger Sub with and into Host Digital, with Host Digital surviving as a wholly owned subsidiary of the Company (the “Merger”). In connection with the Merger, the Company filed the Proxy Statement, which included, among other things, certain information regarding the directors of the combined company following the completion of the Merger.

Subsequent to the filing of the Proxy Statement, on August 26, 2026, Host Digital and Shawn Matthews entered into an Agreement for Board Appointment (the “Board Appointment Agreement”) in connection with Mr. Matthews’ expected appointment as Chairman of the Board upon consummation of the Merger. This supplement has been prepared to provide stockholders with information regarding the Board Appointment Agreement and its impact on the disclosure in the Proxy Statement regarding the expected composition and independence of the Board following the Merger.

Pursuant to the Board Appointment Agreement, Host Digital agreed to use reasonable best efforts to secure the appointment, nomination and election of Mr. Matthews to the board of directors of the Company, with the intent that Mr. Matthews would serve as Chairman of the Board following the consummation of the Merger.

While the Company is not a party to the Board Appointment Agreement, the Company expects that it will, following the consummation of the Merger, provide Mr. Matthews compensation consistent with the terms set forth in the Board Appointment Agreement, including: (i) an annual cash retainer of $300,000; (ii) an initial equity award with a grant date target value of $7,500,000; (iii) an annual equity bonus with a target value of $7,500,000; and (iv) eligibility to earn additional equity awards upon achievement of specified market capitalization milestones.

Impact on Expected Board Composition and Director Independence

As disclosed in the Proxy Statement, the Company expected that Messrs. Byrne, Kandasamy and Monje would be deemed “independent” as that term is defined under the rules of NYSE American, and that Mr. Matthews would serve as Chairman of the Board. The Company expects that Mr. Monje will take an officer position with the Company following the consummation of the merger and, therefore, will not be deemed independent.

To maintain a majority of independent directors on the Board, as required by the rules of NYSE American, the Company expects that Messrs. Byrne, Hussein and Kandasamy will be deemed independent. Accordingly, following consummation of the Merger, the Company expects that the Board will be composed of Messrs. Byrne, Hussein and Kandasamy as independent directors, and Mr. Matthews, Chairman of the Board, and Mr. Monje, as non-independent directors, and that the composition of the committees of the Board will be evaluated and established so as to ensure compliance with the applicable rules of NYSE American. The Company does not expect that the Board will have a lead independent director.

This supplement has been prepared to provide stockholders with information regarding the Board Appointment Agreement and its impact on the Board. The Company urges you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.

This supplement is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.